FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-06

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333‐172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1‐800‐745‐2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

The securities referred to in these materials, and the assets backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus supplement) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and the underwriter has confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriter , will not create binding contractual obligations for you or the underwriter, as applicable. As a result of the foregoing, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If the underwriter, as applicable, determines that condition is not satisfied in any material respect, you will be notified, and neither the issuer nor any underwriter will have any obligation to you to deliver any portion of the securities which you have committed to purchase, and there will be no liability between you on the one hand and the issuer or any underwriter on the other as a consequence of the non‐delivery. You have requested that the underwriter, as applicable, provide to you information in connection with your consideration of the purchase of certain securities described in these materials. These materials are being provided to you for informative purposes only in response to your specific request. The underwriter described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. underwriter and/or its employees may from time to time have a long or short position in any contract or security discussed in these materials. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income ‘‘tax treatment’’ and ‘‘tax structure’’ (in each case, within the meaning of Treasury Regulation Section 1.6011‐4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

WFRBS 2013‐C12
Class A4 Runs

Severity %	Default	WAL	Yield %	Spread bps	Prin Writedown
0	0CDR	9.92	2.803	85	0.00 (0.00%)
30	5CDR	9.87	2.802	86	0.00 (0.00%)
	10CDR	8.96	2.769	97	0.00 (0.00%)
	15CDR	7.48	2.698	119	0.00 (0.00%)
	20CDR	6.28	2.619	137	0.00 (0.00%)
50	5CDR	9.92	2.803	85	0.00 (0.00%)
	10CDR	9.92	2.803	85	0.00 (0.00%)
	15CDR	9.31	0.994	(86)	52,007,315.65 (17.44%)
	20CDR	8.02	(1.255)	(288)	93,053,892.33 (31.21%)
80	5CDR	9.97	2.805	84	0.00 (0.00%)
	10CDR	8.92	(0.360)	(215)	83,213,743.38 (27.91%)
	15CDR	7.25	(3.779)	(524)	130,679,493.12 (43.82%)
	20CDR	6.26	(7.528)	(877)	168,605,852.01 (56.54%)

   Notes
1 Assume A4 coupon is 3.147 and price is 102.9949
2 For CDR scenarios, assume 0 CPR, 100 P&I advance, 12 month recovery lag, no defaults with recovery beyond loan maturity
3 WAL is calculated based on the decline in outstanding balance

Swap Rate
2YR	0.3890
3YR	0.5113
4YR	0.6988
5YR	0.9357
6YR	1.1810
7YR	1.4128
8YR	1.6191
9YR	1.8036
10YR	1.9669
11YR	2.1121